ProLung Announces Change to its Board of Directors

Salt Lake City, UT, November 26, 2019 – ProLung, Inc. (“ProLung” or the “Company”), which is focused on reducing the time to diagnosis for lung cancer patients, announced that Robert W. Raybould has stepped down from the Board after approximately eight years of valuable service to the Company.

Mr. Jared Bauer, Chief Executive Officer, stated, “On behalf of the ProLung employees and Directors, we sincerely thank Mr. Raybould for his incredibly thoughtful service as a trusted advisor and Director through the years. Mr. Raybould has been an unwavering friend of ProLung as an investor for nearly a decade and as a Director since 2012. During his tenure on the Board, he held numerous positions including Vice Chair most recently. I firmly believe that ProLung owes Mr. Raybould a debt of gratitude for his steadfast commitment to helping the Company progress in its mission to make a difference for lung cancer patients around the globe.”

About Lung Cancer

Lung cancer is the leading cause of cancer deaths worldwide, killing more than colorectal, breast and prostate cancers combined. There is a severe unmet clinical need to reduce the time required to determine malignancy in patients diagnosed with IPNs. Patients with IPNs can wait months, or even years, receiving multiple CT scans to confirm malignancy in the lungs. This wait often proves fatal as the cancer advances and spreads. In 2015, the Centers for Medicare and Medicaid Services (CMS) implemented the first national lung cancer screen utilizing a low-dose CT scan (LDCT) of the chest for high-risk adults, which was based in part on a 2013 recommendation by the US Preventive Services Task Force (USPSTF). The screen will amplify this clinical need as up to 24 million patients with IPNs may experience a narrowing treatment window as they wait.

About ProLung, Inc.

ProLung is a leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of indeterminate pulmonary nodules in the lung. ProLung’s mission is to ‘make a difference in time’ for lung cancer patients. The Company is engaged in developing, testing and commercializing solutions which are designed to accelerate the time to diagnosis and expand the therapeutic window for lung cancer patients. ProLung’s predictive analytics platform for lung cancer risk stratification is approved for sale in the European Economic Area (CE0120) and investigational use in the USA.

Forward-Looking Statements

Statements contained in this release which are not purely historical, including, without limitation statements regarding ProLung’s future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the ProLung’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to ProLung’s ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections.

For further information, contact:

Andy Robertson | 1-801-503-9231| acr@prolunginc.com

ProLung, Vice President of Business Development

ProLung, Inc.

350 W. 800 N., Suite 214

Salt Lake City, Utah 84103

USA

www.prolunginc.com

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